MTS Systems Corporation
14000 Technology Drive
Eden Prairie, MN 55344-2290
Telephone 952-937-4000
Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE August 5, 2010	For More Information Contact: Susan Knight, Chief Financial Officer (952) 937-4000

MTS REPORTS 2010 THIRD QUARTER FINANCIAL RESULTS

➢	Q3 orders of $94 million held steady with the second quarter, and included one large order of $6 million

➢	Revenue of $85 million, as anticipated, reflects slower backlog turn in Test from higher proportion of custom projects, customer site readiness factors and capacity alignment issues

➢	Breakeven EPS due to lower revenue and impact of previously disclosed legal settlement charge of $0.24 per share

➢	Full year EPS range confirmed excluding the legal settlement charge; $0.96 - $1.06 including the legal settlement charge

Eden Prairie, Minn., August 5, 2010 – MTS Systems Corporation (NASDAQ: MTSC) today reported fiscal 2010 third quarter financial results.

“MTS’ third quarter order levels were steady compared to the second quarter and within our expectations. From a revenue and profitability perspective, we are not pleased with our Q3 results and Q4 performance will show significant improvement,” said Laura B. Hamilton, chair and chief executive officer. “We are pleased to be on track to achieve our full-year earnings outlook excluding the legal settlement charge, particularly in light of ongoing economic uncertainty in the marketplace.”

Sequential Quarter Results

Orders were $93.7 million, relatively flat compared to second quarter 2010. Test orders declined 1 percent, while Sensors orders rose 3 percent. The results included one large Test order of approximately $6 million in the current quarter. There were no large orders in the prior quarter. Backlog increased 4 percent to $188 million.

Revenue was $84.9 million, 10 percent below the previous quarter. The decrease was comprised of a 14 percent decline in Test, resulting from a high mix of custom projects in backlog, customer site-readiness factors and capacity alignment constraints; these were partially offset by 7 percent growth in Sensors due to increased order volume and higher beginning backlog.  Gross profit was $33.2 million, down 14 percent compared to second quarter 2010. The gross margin rate was 39.1 percent, down 1.8 percentage points, driven primarily by lower Test revenue, partially offset by stronger Sensors revenue.

Loss from operations was $1.5 million, compared to income of $10.1 million in the prior quarter. The decrease resulted from lower revenue in Test and the legal settlement pre-tax charge of $6.3 million. Net earnings were $0.00 per share, driven by revenue and margin decline, as well as legal settlement costs, partially offset by increased tax benefits. The lapse of statute of limitations on certain tax contingencies, as well as the cash repatriation of earnings, provided tax benefits of $0.9 million in the quarter.

MTS News Release

Cash Position

Cash and cash equivalents at the end of the third quarter totaled $104.7 million, compared to $122.1 million at the end of second quarter fiscal 2010. Operating activities generated cash of $5.4 million in the third quarter. Additionally, the Company invested $3.4 million in capital expenditures, made $6.3 million of delayed payments for the SANS acquisition, as well as $2.4 million in dividends and purchased approximately 157,800 shares of its common stock for $4.8 million, during the third quarter.

Sequential Quarter Segment Results

Test Segment:

Orders totaled $72.0 million, relatively flat compared to second quarter 2010. As noted above, orders in the current quarter included one large custom order of approximately $6 million. There were no large orders in the prior quarter. Excluding this order, base orders decreased 9 percent but were within the expected range. Backlog increased 4 percent to $173 million. Revenue was $64.6 million, down 14 percent, driven by high custom mix in backlog, customer site readiness factors and capacity alignment constraints. Currency translation unfavorably impacted revenue by 2 percent.

Gross profit was $21.5 million, a decrease of $6.9 million or 24 percent, compared to last quarter. The third quarter gross margin rate was 33.3 percent, a decrease of 4.5 percentage points compared to the prior quarter. This resulted from lower revenue, unfavorable product mix and lower warranty costs in the prior quarter from the settlement of a specific warranty claim.

Loss from operations was $6.7 million, compared to income of $6.3 million in the prior quarter. The decrease was mainly due to the decline in revenue as well as the previously mentioned legal settlement costs of $6.3 million.

Sensors Segment:

Orders totaled $21.7 million, a 3 percent rise compared to second quarter 2010, due to higher volume in the Americas and Asia, partially offset by a 4 percent unfavorable impact of currency translation.  Backlog improved 8 percent to $14 million. Revenue was $20.3 million, up 7 percent, driven by increased orders.  Gross profit was $11.7 million, up $1.6 million or 16 percent. Third quarter gross margin rate was 57.7 percent, an increase of 4.5 percentage points compared to the prior quarter, primarily due to stronger volume.

Income from operations was $5.2 million, an increase of $1.4 million compared to second quarter fiscal 2010, resulting from higher gross profit.

Year-over-Year Third Quarter Results

Orders for the third quarter rose 16 percent compared to third quarter 2009, due to higher volume in the Americas and Asia in the Test segment and higher volume across all geographies in the Sensors segment, partially offset by a 1 percent unfavorable impact of currency translation.  Revenue was $84.9 million, a decrease of 6 percent. The decrease was comprised of a 16 percent decline in Test, resulting from high custom mix in backlog, customer site-readiness factors and capacity alignment constraints, and a 1 percent unfavorable impact of currency translation, partially offset by 43 percent growth in Sensors due to stronger order volume.

Gross profit was $33.2 million, down 4 percent. The gross margin rate was 39.1 percent, an increase of 1.0 percentage points, primarily due to increased volume in the Sensors segment and lower warranty expense in the Test segment, partially offset by lower volume and custom product mix in the Test segment. Loss from operations was $1.5 million, compared to income of $4.8 million in the prior year. The decrease was primarily caused by the previously mentioned legal settlement costs of $6.3 million and lower gross profit from reduced volume. Income from operations in fiscal 2009 included $1.2 million of severance charges. Earnings per share decreased to $0.00 per share, due to the operating loss, partially offset by increased tax benefits and favorable net interest. The increased tax benefits in third quarter 2010 resulted from the favorable impact of the release of certain contingencies due to the lapse of statute of limitations as well as the cash repatriation of earnings.

MTS News Release

Hamilton concluded, “Our cautious view of the global economic climate remains unchanged. Current market conditions have benefited our shorter-cycle Sensors business, and have helped build higher backlog in our longer-cycle Test business.  We remain committed to improving our cost competitiveness, while we continue to focus on market segments with the greatest potential for revenue growth.  We believe MTS is well positioned – both geographically as well as across markets and applications – to enable us to capitalize on both short- and long-term opportunities as they emerge.”

Outlook

MTS affirms its previously provided outlook for the balance of the fiscal year. Orders will continue to be in the range of $80 million to $110 million per quarter, and fourth quarter revenue is expected to be in the range of $95 million to $105 million as backlog turns improve. Full-year earnings per share, including the legal settlement charge, are expected to be in the range of $0.96 to $1.06 per share.

Third Quarter Conference Call

A conference call will be held on August 6, 2010, at 10 a.m. EDT (9 a.m. CDT).  Call +1-719-325-4917 (Toll Free: +1-877-718-5095); and reference the conference pass code “3431502.” Telephone re-play will be available until 12 p.m. CDT, August 13, 2010. Call +1-719-457-0820 (Toll Free: +1-888-203-1112); and reference the conference replay pass code “3431502.”

A transcript of the call can also be accessed from the MTS website at http://www.mts.com/en/InvestorRelations/index.asp. It will be available on August 18, 2010.

About MTS Systems Corporation

MTS Systems Corporation is a leading global supplier of test systems and industrial position sensors. The Company’s testing hardware and software solutions help customers accelerate and improve their design, development, and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 2,015 employees and revenue of $409 million for the fiscal year ended October 3, 2009. Additional information on MTS can be found on the worldwide web at http://www.mts.com.

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Important risk factors are delineated in the Company’s most recent SEC Form 10-Q and 10-K filings.

MTS News Release

MTS SYSTEMS CORPORATION
Consolidated Statements of Income
(unaudited - in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	July 3,	June 27,	July 3,	June 27,
	2010	2009	2010	2009

Revenue	$84,944	$90,779	$268,174	$315,040
Cost of sales	51,695	56,175	161,215	194,702
Gross profit	33,249	34,604	106,959	120,338
Gross margin	39.1%	38.1%	39.9%	38.2%

Operating expenses:
Selling, general and administrative	30,609	25,597	80,746	80,512
Research and development	4,154	4,199	11,206	11,332
Total operating expenses	34,763	29,796	91,952	91,844

(Loss) income from operations	(1,514)	4,808	15,007	28,494
Operating margin	-1.8%	5.3%	5.6%	9.0%

Interest income (expense), net	47	(447)	(790)	(690)
Other (expense) income, net	(96)	134	(419)	(108)

(Loss) income before income taxes	(1,563)	4,495	13,798	27,696
Income tax (benefit) provision	(1,568)	1,346	3,782	7,323
Net income	$5	$3,149	$10,016	$20,373

Earnings per share:
Basic-
Earnings per share	$0.00	$0.19	$0.61	$1.21
Weighted average number of common shares outstanding - basic	16,315	16,741	16,454	16,839

Diluted-
Earnings per share	$0.00	$0.19	$0.61	$1.21
Weighted average number of common shares outstanding - diluted	16,378	16,765	16,509	16,878

MTS News Release

MTS SYSTEMS CORPORATION
Consolidated Balance Sheets
(unaudited - in thousands, except per share data)

	July 3,	October 3,
	2010	2009
ASSETS

Current Assets:
Cash and cash equivalents	$104,715	$118,885
Accounts receivable, net	60,646	72,553
Unbilled accounts receivable	21,601	27,246
Inventories	48,988	47,969
Other current assets	23,611	18,905
Total current assets	259,561	285,558

Property and equipment, net	55,299	56,118

Goodwill	15,157	15,206
Intangibles, net	24,198	23,826
Other assets	4,973	6,206
Total Assets	$359,188	$386,914

LIABILITIES AND SHAREHOLDERS' INVESTMENT

Current Liabilities:
Short-term borrowings	$40,263	$40,182
Accounts payable	19,060	18,630
Advance payments from customers	45,152	46,739
Other accrued liabilities	58,766	62,441
Total current liabilities	163,241	167,992

Other long-term liabilities	13,699	14,957
Total Liabilities	176,940	182,949

Shareholders' Investment:
Common stock, $.25 par; 64,000 shares authorized:
16,240 and 16,564 shares issued and outstanding	4,060	4,141
Retained earnings	168,671	174,301
Accumulated other comprehensive income	9,517	25,523
Total shareholders' investment	182,248	203,965
Total Liabilities and Shareholders' Investment	$359,188	$386,914

MTS News Release

Exhibit A
MTS SYSTEMS CORPORATION
Sequential Segment Financial Information
(unaudited - in thousands)

	Three Months Ended
	July 3,	April 3,
Test Segment	2010	2010	% Variance

Orders	$72,057	$72,431	-1%

Revenue	$64,602	$75,331	-14%
Cost of sales	43,082	46,871	-8%
Gross profit	21,520	28,460	-24%
Gross margin	33.3%	37.8%

Operating expenses	28,262	22,177	27%

(Loss) income from operations	$(6,742)	$6,283	-207%

Sensors Segment

Orders	$21,684	$20,968	3%

Revenue	$20,342	$18,939	7%
Cost of sales	8,613	8,871	-3%
Gross profit	11,729	10,068	16%
Gross margin	57.7%	53.2%

Operating expenses	6,501	6,258	4%

Income from operations	$5,228	$3,810	37%

Total Company

Orders	$93,741	$93,399	0%

Revenue	$84,944	$94,270	-10%
Cost of sales	51,695	55,742	-7%
Gross profit	33,249	38,528	-14%
Gross margin	39.1%	40.9%

Operating expenses	34,763	28,435	22%

(Loss) income from operations	$(1,514)	$10,093	-115%

MTS News Release

Exhibit B
MTS SYSTEMS CORPORATION
Sequential Segment Financial Information
(unaudited - in thousands)

	Three Months Ended
	July 3,	June 27,
Test Segment	2010	2009	% Variance

Orders	$72,057	$65,536	10%

Revenue	$64,602	$76,505	-16%
Cost of Sales	43,082	49,605	-13%
Gross profit	21,520	26,900	-20%
Gross margin	33.3%	35.2%

Operating expenses	28,262	22,802	24%

(Loss) income from operations	$(6,742)	$4,098	-265%

Sensors Segment

Orders	$21,684	$15,204	43%

Revenue	$20,342	$14,274	43%
Cost of Sales	8,613	6,570	31%
Gross profit	11,729	7,704	52%
Gross margin	57.7%	54.0%

Operating expenses	6,501	6,994	-7%

Income from operations	$5,228	$710	636%

Total Company

Orders	$93,741	$80,740	16%

Revenue	$84,944	$90,779	-6%
Cost of Sales	51,695	56,175	-8%
Gross profit	33,249	34,604	-4%
Gross margin	39.1%	38.1%

Operating expenses	34,763	29,796	17%

(Loss) income from operations(1)	$(1,514)	$4,808	-131%

(1)
Income from operations for the three months ended June 27, 2009 includes severance charges of $1,163 thousand, of which $595 thousand and $568 thousand are reported in Cost of Sales and Operating Expenses, respectively.